EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Brabant Pharma, Ltd. (the “Company”), and Thierry Darcis (“Executive”), and shall be effective as of June 29, 2015 (the “Effective Date”).
WHEREAS, the Company desires to employ Executive, and Executive desires to accept employment with the Company, on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:
1.Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)    "Affiliate" means any entity that owns, directly or indirectly, stock representing more than fifty percent (50%) of the total combined voting power of all classes of stock of the Company or any entity in which the Company owns, directly or indirectly, equity interests representing more than fifty percent (50%) of the voting power of such entity.
(b)    “Board” means the Board of Directors of the Company, or the equivalent governing entity.

(c)    “Bonus” means an amount equal to the average of the bonuses awarded to Executive for each of the three (3) fiscal years prior to the date of Executive’s termination of employment, or such lesser number of years as may be applicable if Executive has not been employed for three (3) full years on the date of Executive’s termination of employment. For purposes of determining Executive’s “Bonus,” (i) to the extent Executive received no bonus in any year due to a failure to meet the applicable performance objectives, such year will still be taken into account (using zero (0) as the applicable bonus) in determining Executive’s “Bonus,” and (ii) to the extent Executive was not employed for an entire fiscal year, the bonus received by Executive for such fiscal year for purposes of the preceding calculation shall be annualized. If any portion of the bonuses awarded to Executive consisted of securities or other property, the fair market value thereof shall be determined in good faith by the Board.

(d)    “Cause” means any of the following:
(i)     the commission of an act of fraud, embezzlement or dishonesty by Executive, or the commission of some other illegal act by Executive, that has a material adverse impact on the Company or any successor or Affiliate thereof;
(ii)     a conviction of, or plea of “guilty” or “no contest” to, a felony by Executive;
(iii)     any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company or any successor or Affiliate thereof that has, or may reasonably be expected to have, a material adverse impact on any such entity;

(iv)     Executive’s gross negligence, Gross Misconduct, insubordination or material violation of any duty of loyalty to the Company or any successor or Affiliate thereof, or any other material misconduct on the part of Executive;
(v)    Executive’s ongoing and repeated failure or refusal to perform or neglect of Executive’s duties as required by this Agreement, which failure, refusal or neglect continues for fifteen (15) days following Executive’s receipt of written notice from the Board or Steven J. Farr, Director of the Company (the “Director”) stating with specificity the nature of such failure, refusal or neglect; or
(vi)     Executive’s material breach of any Company policy or any material provision of this Agreement;
provided, however, that prior to the determination that “Cause” under this Section 1(c) has occurred, the Company shall (A) provide to Executive in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (B) other than with respect to clause (v) above which specifies the applicable period of time for Executive to remedy his breach, afford Executive a reasonable opportunity to remedy any such breach, (C) provide Executive an opportunity to be heard prior to the final decision to terminate Executive’s employment hereunder for such “Cause” and (D) make any decision that such “Cause” exists in good faith.
The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or Affiliate thereof to discharge or dismiss Executive for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.
(e)    “Change in Control” means and includes each of the following:

(i)    a transaction or series of transactions (other than an offering of the common stock of Zogenix, Inc. ("Zogenix") to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than Zogenix, any of its subsidiaries, an employee benefit plan maintained by Zogenix or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Zogenix) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of securities of Zogenix possessing more than fifty percent (50%) of the total combined voting power of Zogenix’s securities outstanding immediately after such acquisition; or
(ii)     the consummation by Zogenix (whether directly involving Zogenix or indirectly involving Zogenix through one or more intermediaries) of (A) a merger, consolidation, reorganization, or business combination or (B) a sale or other disposition of all or substantially all of Zogenix's assets in any single transaction or series of related transactions or (C) the acquisition of assets or stock of another entity, in each case other than a transaction:

(1)     which results in Zogenix's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Zogenix or the person that, as a result of the transaction, controls, directly or indirectly, Zogenix or owns, directly or indirectly, all or substantially all of Zogenix's assets or otherwise succeeds to the business of Zogenix (Zogenix or such person, the “Successor Entity”) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(2)     after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (2) as beneficially owning fifty percent (50%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in Zogenix prior to the consummation of the transaction.
    Notwithstanding the foregoing, a transaction shall not constitute a “Change in Control” if: (i) its sole purpose is to change the state of Zogenix's incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held Zogenix's securities immediately before such transaction; or (iii) (iii) it is a transaction effected primarily for the purpose of financing Zogenix with cash (as determined by the Board of Directors of Zogenix in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise). The Board of Directors of Zogenix shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of Zogenix has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters thereto.
(f)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other interpretive guidance issued thereunder.
(g)    “Good Reason” means the occurrence of any of the following events or conditions without Executive’s written consent:

(i)    a material diminution in Executive’s authority, duties or responsibilities;
(ii)    a material diminution in Executive’s base compensation, unless such a reduction is imposed across-the-board to senior management of the Company or its Affiliates; provided that the expiration of the benefits provided to Executive pursuant to Sections 4(c), (d) and (e) below in the event of Executive's relocation to the United States shall not constitute Good Reason;
(iii)    a material change in the geographic location at which Executive must perform his duties; or

(iv)    any other action or inaction that constitutes a material breach by the Company or any successor or Affiliate of its obligations to Executive under this Agreement.
Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within ninety (90) days of the occurrence of such event. The Company or any successor or Affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive.

(h)    "Gross Misconduct" includes but is not limited to:

(i)    any act which constitutes unlawful discrimination or harassment, whether on the grounds of sex, sexual orientation, race, ethnic origin, nationality, disability, age, religion or beliefs;

(ii)    knowingly providing false information or documentation to the Company or its Affiliates;

(iii)    being under the influence of, or consuming, illegal drugs or any controlled substances during work hours or while involved in Company-related activities or events;

(iv)    violent, abusive, intimidating or offensive behavior (whether physical or verbal);

(v)    unauthorized access to or inappropriate use of the Company’s or any Affiliate's computer, e-mail and Internet systems or use of unapproved software;

(vi)    interference with safety equipment; or
(vii)    intentional or reckless disregard for health and safety rules or procedures.
(i)    “Involuntary Termination” means (i) Executive’s Separation from Service by reason of Executive’s discharge by the Company other than for Cause, or (ii) Executive’s Separation from Service by reason of Executive’s resignation of employment with the Company for Good Reason. Executive’s Separation from Service by reason of Executive’s death or discharge by the Company following Executive’s Permanent Disability shall not constitute an Involuntary Termination. Executive’s Separation from Service by reason of resignation from employment with the Company for Good Reason shall be an “Involuntary Termination” only if such Separation from Service occurs within two (2) years following the initial existence of the act or failure to act constituting Good Reason. Executive’s Separation from Service by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary.
(j)    Executive’s “Permanent Disability” shall be deemed to have occurred if Executive shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar-day period. The existence of Executive’s Permanent Disability shall be determined by the Company on the advice of a physician chosen by the Company and the Company reserves the right to have Executive examined by a physician chosen by the Company at the Company’s expense.
    (k)     “Separation from Service,” with respect to Executive, means Executive’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).
(l)    “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to Zogenix's stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.
2.Employment Period.
(a)    Notice.     During the term of Executive’s employment hereunder (the “Employment Period”), Executive shall be considered an employee of the Company. Executive’s employment with the Company during the Employment Period may be terminated at any time by either party giving the other no less than thirty (30) days’ prior written notice (or such longer period of notice as is required by law). If Executive’s employment during the Employment Period terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.
(b)    Payment in Lieu of Notice. The Company reserves the right in its absolute discretion to terminate Executive’s employment immediately either instead of or at any time after notice of termination is given by either party and to make a payment in lieu of notice. For this purpose, pay in lieu of notice will be a sum equal to Executive’s base salary only that Executive would have received during the period of notice outstanding on the termination of Executive's employment. For the avoidance of doubt, the Company’s right to make a payment in lieu of notice does not give Executive a right to receive such a payment in lieu of notice
(c)    Garden Leave. The Company may, at its absolute discretion, require Executive not to attend at work and/or not to undertake all or any of his duties hereunder during any period of notice (whether given by the Company or Executive), provided always that the Company shall continue to pay Executive’s salary and contractual benefits. For the avoidance of doubt, there is no obligation on the Company to provide Executive with any work during any period of notice and Executive will not be entitled to work his own account or on account of any other person, firm or company during that period.
(d)    Termination for Cause. For the avoidance of doubt, at any time during the Employment Period, the Company may terminate Executive’s employment for Cause with immediate effect and without payment in lieu of notice (or any other compensation).
3.Services to Be Rendered.
(a)    Duties and Responsibilities. Executive shall serve as Executive Vice President and General Manager, Europe of the Company. In the performance of such duties, Executive shall report directly to the Director and shall be subject to the direction of the Director and to such limits upon Executive’s authority as the Director may from time to time impose. In the event of the Director’s incapacity or unavailability, Executive shall be subject to the direction of the Board. Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or Affiliate thereof without any additional salary or compensation, if so requested by the Director. Executive shall be employed by the Company on a full time basis. Executive’s primary place of work shall be the Company’s facility in the United Kingdom, or such other locations designated by the Director from time to time. Executive shall also render services at such other places within or outside the United Kingdom as the Director may direct from time to time. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement.
(b)    Exclusive Services. Executive shall at all times faithfully, industriously and to the best of his ability, experience and talent perform to the satisfaction of the Board and the Director all of the duties that may be assigned to Executive hereunder and shall devote substantially all of his productive time and efforts to the performance of such duties. The Company’s basic work hours are forty (40) hours per week. From time to time, Executive may be required to work additional hours, either as requested by the Company or when the proper performance of Executive’s works so requires. Such work shall not be entitled to extra remuneration for any additional hours worked in excess of basic weekly hours. Executive acknowledges and agrees that such additional obligation has already been factored in by the Company when determining compensation, and is reflected in Executive’s salary. In no case shall Executive be requested or directed to perform any act that is in violation of applicable law; any such request or direction shall constitute a material breach of this Agreement by the Company.
(c)    Working Time Regulations. Executive acknowledges and agrees that Executive’s working time, including overtime (whether paid or not), in any period may exceed forty-eight (48) hours in any seven (7) day period, and that the limit specified in Regulation 4(1) of the Working Time Regulations 1998 shall not apply to employment by the Company (the “Waiver”). However, if Executive chooses to withdraw such Waiver, Executive shall give the Company prior written notice of not less than twelve (12) weeks.
(d)    No Collective Agreements. There are no collective agreements which affect the terms and conditions of Executive’s employment.
4.Compensation and Benefits. The Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 4.
(a)Base Salary. The Company shall pay to Executive a base salary of GBP £230,000 per year, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly). Executive’s base salary shall be subject to review annually by and at the sole discretion of the Board or its designee.
(b)Bonus. Commencing in 2015, Executive shall participate in any bonus plan that the Board or its designee may approve for the senior executives of the Company. Executive’s target bonus under the Company’s annual bonus plan shall be forty-five percent (45%) of Executive’s base salary. Executive's bonus for 2015 shall be prorated for the portion of 2015 following the Effective Date.

(c)Benefits. To the extent that the Company maintains any Company-paid benefit schemes in the United Kingdom and Executive is eligible for participation, Executive may elect to participate in Company-paid benefit schemes (each a “Scheme”) which Company shall operate from time to time, including:

(i)     medical expenses insurance;

(ii)     pension fund; and

(iii)     life insurance.

Details of such benefits provided by the Company will be provided to Executive separately. Participation and entitlement to benefits under any of the Schemes is subject to:

(w)     the terms of the relevant Scheme as amended from time to time;

(x)     the rules or policies as amended from time to time of the relevant Scheme provider;

(y)     acceptance by the relevant Scheme provider; and

(z)     satisfaction of the normal underwriting requirements of the relevant Scheme provider and the premium being at a rate which the Company considers reasonable.

The Company shall only be obliged to make any payment under any Scheme where it has received payment from the relevant Scheme provider for that purpose. If a Scheme provider refuses to provide any benefit to Executive, whether based on its own interpretation of the terms and/or rules of the relevant Scheme or otherwise, the Company shall not be liable to provide Executive with any replacement benefit whatsoever or pay any compensation in lieu of such benefit. The Company, in its absolute discretion, reserves the right to discontinue, vary or amend any of the Schemes (including the provider and/or level of cover provided under any Scheme) at any time on reasonable notice to Executive. Any other benefit provided to Executive shall, unless otherwise agreed in writing, be at the absolute discretion of the Company who may, at any time, withdraw or vary the terms of any such benefit as it sees fit. A contracting out certificate is not in force in respect of Executive’s employment for the purpose of the Pension Schemes Act 1993.

As of the Effective Date, the Company does not maintain any of the foregoing Schemes. As of the Effective Date, and for so long as the Company does not maintain any such Schemes and Executive resides in the United Kingdom, the Company shall pay to Executive GBP £390.42 per month to be used by Executive to purchase individually-obtained benefits, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly). In the event the Company introduces any such Schemes, the foregoing payments will cease.

(a)Holidays. In addition to the eight (8) bank and public holidays (January through December) generally observed in the United Kingdom, Executive is also entitled to (i) two (2) additional floating holidays each calendar year, which holidays shall be selected by Executive, and (ii) twenty-five (25) business days paid holiday in each complete calendar year. The bank holidays include: Christmas Day, Boxing Day, New Year’s Day, Good Friday, Easter Monday, May Day, Spring Bank Holiday and August Bank Holiday. As of the Effective Date and until Executive’s termination of employment, Executive will be treated as having accrued holiday on a pro rata basis for each complete month of service in such calendar year, calculated by reference to the Effective Date or last date at work (as applicable), including holiday entitlement for such year. If Executive has exceeded the allowed number of days of accrued holidays, all days over such allowed number shall be deducted from any amount due to Executive. If Executive has accrued holidays, at its sole discretion, the Company may either require Executive to take Executive’s holidays during the notice period or pay Executive for the accrued holidays. Executive must obtain Company’s prior written approval and submit the required forms for any holiday prior to booking such holiday dates.

(b)Illness; Absence. The Director must be informed as soon as practicable (preferably via telephone) on the first day of Executive’s absence for any reason. Executive must keep the Company informed, including anticipated date of return to work. A self-certificate will be accepted by Company for absences of up to seven (7) business days. For periods of illness of seven (7) consecutive days or more, including weekends, Executive will be required to obtain a certificate from Executive’s physician and promptly provide such certificate to the Company. The Company will honor its obligations to pay Statutory Sick Pay (“SSP”). The Company may offer enhanced sick pay on top of Executive’s SSP entitlement. In such cases the payment of Company sick pay is entirely at the discretion of the Company and will be made, inclusive of any SSP paid for the same period of absence. Any time Executive’s health is a cause for concern, the Company reserves the right, at its sole discretion and at its expense, to require Executive to undergo a medical examination by a physician or consultant of Company’s choice. For the avoidance of doubt, the Company reserves the right, at its sole discretion, to terminate Executive’s employment at any time, notwithstanding that Executive may be in receipt of Company sick pay or be entitled to or receiving benefits pursuant to any permanent health insurance scheme operated by the Company from time to time.
(c)Expenses. The Company shall reimburse Executive for reasonable out-of-pocket business expenses incurred in connection with the performance of his duties hereunder, subject to (i) such policies as the Company may from time to time establish, (ii) and Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures, (iii) Executive receiving advance approval from the Director in the case of expenses for travel outside of the United Kingdom, and (iv) Executive receiving advance approval from the Director in the case of expenses (or a series of related expenses) in excess of GBP £3,000.
(d)Equity Plans. As soon as practicable following his commencement of employment, Executive shall be entitled to an initial award of stock options from Zogenix as set forth in the offer letter between Executive and the Company dated June 15, 2015 (the "Offer Letter"), which stock options shall be adjusted to reflect the reverse stock split of the common stock of Zogenix to be effected on July 1, 2015 in the manner approved by the board of directors of Zogenix. Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. Except as otherwise provided in this Agreement, Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

(e)Stock Award Acceleration.
(i)    In the event of a Change in Control, the vesting and exercisability of fifty percent (50%) of Executive’s outstanding unvested Stock Awards shall be automatically accelerated effective immediately prior to the consummation of such Change in Control.
(ii)    In the event of Executive’s Involuntary Termination or Executive’s Separation from Service by reason of Executive’s death or discharge by the Company following Executive’s Permanent Disability, the vesting and/or exercisability of each of Executive’s outstanding unvested Stock Awards shall be automatically accelerated on the date of Executive’s Separation from Service as to the number of Stock Awards that would vest over the twelve (12) month period following the date of Executive’s Separation from Service had Executive remained continuously employed by the Company during such period.
(iii)    In the event of Executive’s Involuntary Termination within three (3) months prior to or twelve (12) months following a Change in Control, the vesting and/or exercisability of any outstanding unvested portions of such Stock Awards shall be automatically accelerated on the later of (A) the date of Executive’s Separation from Service and (B) the date of the Change in Control. In addition, with respect to Stock Awards granted to Executive on or after the Effective Date, such Stock Awards may be exercised by Executive (or Executive’s legal guardian or legal representative) until the latest of (A) three (3) months after the date of Executive’s Separation from Service, (B) with respect to any portion of the Stock Awards that become exercisable on the date of a Change in Control pursuant to this Section 4(h)(iii), three (3) months after the date of the Change in Control, or (C) such longer period as may be specified in the applicable Stock Award agreement; provided, however, that in no event shall any Stock Award remain exercisable beyond the original outside expiration date of such Stock Award.
(iv)    The vesting pursuant to clauses (i), (ii) and (iii) of this Section 4(h) shall be cumulative. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.
1.Severance. Executive shall be entitled to receive benefits upon termination of the Employment Period only as set forth in this Section 5:
(a)    Separation from Service by Death or Following Permanent Disability. Subject to Sections 5(d), 5(h), 5(i) and 10(o) and Executive’s continued compliance with Section 6, in the event of Executive’s Separation from Service as a result of Executive’s death or discharge by the Company following Executive’s Permanent Disability, Executive or Executive’s estate, as applicable, shall be entitled to receive, in lieu of any severance benefits to which Executive or Executive’s estate may otherwise be entitled under any severance plan or program of the Company, the benefits provided below, which, with respect to clause (ii) below will be payable in a lump sum within ten (10) days following the effective date of Executive’s Release (or, in the event of Executive’s incapacity as a result of his Permanent Disability, the Release executed by Executive’s legal representative) (or, in the event of Executive’s death, within ten (10) days following the date of Executive’s death):
(i)    the Company shall pay to Executive or Executive’s estate, as applicable, Executive’s fully earned but unpaid base salary, when due, through the date of Executive’s Separation from Service at the rate then in effect, plus all other amounts to which Executive is entitled in respect of the period to the date of termination under any compensation plan or practice of the Company at the time of Executive’s Separation from Service;
(ii)    Executive or Executive’s estate, as applicable, shall be entitled to receive severance pay in an amount equal to twelve (12) multiplied by Executive’s monthly base salary as in effect immediately prior to the date of Executive’s Separation from Service; and
(iii)     for the period beginning on the date of Executive’s Separation from Service and ending on the date which is twelve (12) full months following the date of Executive’s Separation from Service, the Company shall pay to Executive an amount equal to the monthly plan premium payment for Executive and his eligible dependents who were covered under the Company's health plans as of the date of Executive's Separation from Service (calculated by reference to Executive's premiums as of the date of Executive's Separation from Service, or, if the Company does not maintain any Schemes at the time of Executive's Separation from Service, calculated by reference to the amount payable by the Company pursuant to the last paragraph of Section 4(c) above) as a taxable monthly payment.
(b)    Severance Upon Involuntary Termination. Subject to Sections 5(d), 5(h), 5(i) and 10(o) and Executive’s continued compliance with Section 6, if Executive’s employment is Involuntarily Terminated, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below, which, with respect to clause (ii) below will be payable in a lump sum within ten (10) days following the effective date of Executive’s Release:
(i)    the Company shall pay to Executive or Executive’s estate, as applicable, Executive’s fully earned but unpaid base salary, when due, through the date of Executive’s Separation from Service at the rate then in effect, plus all other amounts to which Executive is entitled in respect of the period to the date of termination under any compensation plan or practice of the Company at the time of Executive’s Separation from Service;
(ii)    Executive or Executive’s estate, as applicable, shall be entitled to receive severance pay in an amount equal to twelve (12) multiplied by Executive’s monthly base salary as in effect immediately prior to the date of Executive’s Separation from Service; and

(iii)     for the period beginning on the date of Executive’s Separation from Service and ending on the date which is twelve (12) full months following the date of Executive’s Separation from Service, the Company shall pay to Executive an amount equal to the monthly plan premium payment for Executive and his eligible dependents who were covered under the Company's health plans as of the date of Executive's Separation from Service (calculated by reference to Executive's premiums as of the date of Executive's Separation from Service, or, if the Company does not maintain any Schemes at the time of Executive's Separation from Service, calculated by reference to the amount payable by the Company pursuant to the last paragraph of Section 4(c) above) as a taxable monthly payment.
(iv)    Notwithstanding anything to the contrary in this Section 5(b), and subject to Sections 5(d) and 10(o) and Executive's continued compliance with Section 6, in the event of Executive's Involuntary Termination during the period commencing sixty (60) days prior to a Change in Control or twelve (12) months following a Change in Control, Executive shall be entitled to receive, in addition to the severance benefits described in clauses (i), (ii) and (iii) above, an amount equal to Executive’s Bonus for the year in which Executive’s Involuntary Termination occurs, which amount shall be payable in a lump sum within ten (10) days following the later of (A) the effective date of Executive’s Release and (B) the date of the Change in Control.
(c)    Termination for Cause or Voluntary Resignation Without Good Reason. In the event of Executive’s termination of employment as a result of Executive’s discharge by the Company for Cause or Executive’s resignation without Good Reason (other than as a result of Executive’s death or Separation of Service by reason of discharge by the Company following Executive’s Permanent Disability), the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid base salary, through the date of termination at the rate then in effect, and (ii) all other amounts or benefits to which Executive is entitled in respect of the period to the date of termination of employment any compensation plan or practice of the Company at the time of Executive’s Separation from Service. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.
(d)    Release. As a condition to Executive’s receipt of any post-termination benefits pursuant to Sections 5(a) and (b) above, Executive (or, in the event of Executive’s incapacity as a result of his Permanent Disability, Executive’s legal representative) shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in a form reasonably acceptable to the Company. In the event the Release does not become effective within the fifty-five (55) day period following the date of Executive’s Separation from Service, Executive shall not be entitled to the aforesaid payments and benefits.
(e)    Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of Executive’s termination of employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 5. In addition, Executive acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 5, including, without limitation, any excise tax imposed by Section 4999 of the Code.
(f)    No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 5.
(g)    Return of the Company’s Property. In the event of Executive’s termination of employment for any reason, the Company shall have the right, at its option, to require Executive to vacate his offices prior to or on the effective date of separation and to cease all activities on the Company’s behalf. Upon Executive’s termination of employment in any manner, as a condition to Executive’s receipt of any severance benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s and its Affiliates' business, and all other property belonging to the Company or its Affiliates, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company and its Affiliates. Executive shall deliver to the Company a signed statement certifying compliance with this Section 5(g) prior to the receipt of any severance benefits described in this Agreement.
(h)    Offset. The Company shall be entitled at any time during Executive’s employment, or in any event on termination of employment, to deduct from Executive’s compensation or expense reimbursements, any monies due from Executive to the Company, and by executing this Agreement, Executive consents to such deductions including for the purposes of Sections 13-27 of the Employment Rights Act 1996.
(i)     Notice Pay Set Off. Any payments due to Executive in accordance with Section 5(a)(ii) and (iii) and 5(b)(ii) and (iii) shall be reduced by any salary or benefits paid to Executive during or in respect of any notice period, including any payments made to Executive during a period of garden leave or as a payment in lieu of notice in accordance with Section 2.
1.Certain Covenants.

(a)Noncompetition. Except as may otherwise be approved by the Board, during the Employment Period, Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United Kingdom, the United States and/or any foreign country in a business which competes directly or indirectly with the Company’s or its Affiliates' business in such county, city or part thereof, so long as the Company, its Affiliates or any successor in interest of the Company or its Affiliates to the business and goodwill of the Company or its Affiliates, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive (i) is not a controlling person of, or a member of a group which controls, such entity; or (ii) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.
(b)Confidential Information and Inventions.
(i)Confidential Information. Executive and Zogenix have entered into Zogenix's standard employee proprietary information and inventions agreement (the “Employee Proprietary Information and Inventions Agreement”). Executive agrees to perform each and every obligation of Executive therein contained.
(ii)Copyrights. Executive hereby irrevocably and unconditionally waives all rights granted by Chapter IV of Part I of the Copyright, Designs and Patent Act 1988, including but not limited to moral rights, that vest in Executive (whether before, on or after the Effective Date) in connection with Executive’s authorship of any copyright works in the course of employment with the Company, wherever in the world enforceable, including, without limitation, the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.
(iii)    Patents. Executive and the Company acknowledge the provisions of Sections 39 to 42 of the Patents Act 1977 (“Patents Act”) relating to ownership of employees’ inventions and compensation of employees for certain inventions. If Executive makes any inventions relevant or related to the Company’s or its Affiliates' business that do not belong to the Company or its Affiliates under the Patents Act, Executive acknowledges and agrees that, if requested by the Company, Executive will assign to the Company or its Affiliates Executive’s rights in relation to such inventions and will deliver to the Company all documents and other materials relating to such inventions.

(c)Solicitation of Employees. Executive shall not during the Employment Period and for the applicable severance period for which Executive receives severance benefits following any termination hereof pursuant to Section 5(a) or (b) above (regardless of whether Executive receives payment of severance amounts payable thereunder in a lump sum) (the “Restricted Period”), directly or indirectly, solicit or encourage to leave the employment of the Company or any of its Affiliates, any senior employee of the Company or any of its Affiliates with whom Executive has had dealings during the two (2) period preceding the date of termination.
(d)Solicitation of Consultants. Executive shall not during the Employment Period and for the Restricted Period, directly or indirectly, hire, solicit or encourage to cease work with the Company or any of its Affiliates any consultant then under contract with the Company or any of its Affiliates within one year of the termination of such consultant’s engagement by the Company or any of its Affiliates.
(e)Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 6 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:
(i)Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company; and
(ii)Accounting and Indemnification. The right and remedy to require Executive (A) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (B) to indemnify the Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.
(f)    Severability of Covenants/Blue Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.
(g)    Enforceability in Jurisdictions. The Company and Executive intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Executive that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.
(h)    Definitions. For purposes of this Section 6, the term “Company” means not only Zogenix, Inc., but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Zogenix, Inc.

7.    Grievance and Disciplinary Procedures.

(a)    Grievance Procedures. If Executive has any grievance in relation to his employment, Executive should apply in writing to the Director in the first instance who will arrange for the appeal to be heard by an appropriate person. Application of such procedure is at the Company’s discretion and is not a contractual entitlement.

(b)    Disciplinary Procedures.

(i)    Any disciplinary matter relating to Executive’s employment will be handled in accordance with the Company’s disciplinary procedures, the details of which may be obtained from the human resources department. The Company reserves the right, at its sole discretion, to suspend Executive temporarily (with base salary at the rate then currently in effect), subject to such other terms that the Company may impose while the Company makes its determination as to allegation(s) that Executive has committed an act of Gross Misconduct.

(ii)    The Company reserves the right, at its sole discretion, to amend any disciplinary and/or grievance procedure or policy.

(iii)    Executive is expected to maintain high standard of work performance and conduct at all times. If such performance or conduct falls below levels reasonably acceptable to the Company, Executive may be subject to disciplinary action and dismissal absent satisfactory improvements within a defined time period.

(iv)    If Executive is dissatisfied with any disciplinary action or decision to dismiss him, Executive should apply in writing to the person who made the decision.

1.Insurance; Indemnification.
(a)    Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.
(b)    Indemnification. Executive will be provided with indemnification against third party claims related to his work for the Company as required by Delaware law. The Company shall provide Executive with directors and officers liability insurance coverage at least as favorable as that which the Company may maintain from time to time for members of the Board and other executive officers.
9.    Miscellaneous.
(a)    Modification; Prior Claims. This Agreement, the Offer Letter and the Employee Proprietary Information and Inventions Agreement set forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(b)    Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any Affiliate or to any other person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
(c)    Survival. The covenants, agreements, representations and warranties contained in or made in Sections 4(h), 5, 6, 7, 8 and 9 of this Agreement shall survive any Executive’s termination of employment.
(d)    Third‑Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.
(e)    Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.
(f)    Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.
(g)    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.
(h)    Severability. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.
(i)    Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof; provided, however, that mandatory provisions of the laws of the United Kingdom applicable to employment contracts shall apply to the extent required.
(j)    Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.
(k)    Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.
(l)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
(m)    Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.
(n)    Withholding and other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order. The Company shall ensure that all amounts deducted from the compensation payable to Executive are submitted to the appropriate governmental authorities as required by applicable law and that the Company’s National Insurance contributions arising in respect of the compensation payable to Executive pursuant to this Agreement are forwarded to the appropriate governmental authorities as required by applicable law.
(o)    Code Section 409A.
(i)    This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the severance payments payable under Sections 5(a)(ii) and 5(b)(ii) and (iv) shall be paid no later than the later of: (A) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such amounts are no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such amounts are is no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code. For purposes of this Agreement, all references to Executive’s “termination of employment” shall mean Executive’s Separation from Service.
(ii)    If Executive is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of Executive’s Separation from Service, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 9(o)(ii) shall be paid or distributed to Executive in a lump sum on the earlier of (A) the date that is six (6)-months following Executive’s Separation from Service, (B) the date of Executive’s death or (C) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.
1.To the extent applicable, this Agreement shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code. If Executive and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, Executive and the Company agree to amend this Agreement, or take such other actions as Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.
(i)Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable during any taxable year of Executive’s shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.
(ii)In the event that the amounts payable under Sections 5(a)(ii) and 5(b)(ii) and (iv) are subject to Section 409A of the Code and the timing of the delivery of Executive’s Release could cause such amounts to be paid in one or another taxable year, then notwithstanding the payment timing set forth in such sections, such amounts shall not be payable until the later of (A) the payment date specified in such section or (B) the first business day of the taxable year following Executive’s Separation from Service.
(p)    Data Protection. By executing this Agreement, Executive expressly consents to the holding and processing of personal and, where appropriate, sensitive personal data provided to the Company by Executive for all purposes relating to the performance of this Agreement, including, but not limited to: (i) administration and maintenance of personnel records;

(ii) payment and review of salary and other remuneration and benefits; (iii) provision and administration of benefits; (iv) appraisals and reviews of performance; (v) maintenance of records of illness and other absence; (vi) determination of Executive’s fitness for work; (vii) provision of references and information to future employers, and if necessary, governmental and quasi-governmental bodies for social security and other purposes, including the Inland Revenue and the Contributions Agency; (viii) provision of information to potential future purchaser(s) of the Company or of Executive’s business unit; or (ix) transfer of information concerning Executive to a country or territory outside the European Union.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Brabant Pharma, Ltd.

By: s/ Stephen J. Farr, Ph.D.

Name: Stephen J. Farr, Ph.D.

Title: Chief Executive Officer

Executive

/s/ Thierry Darcis

Thierry Darcis